EXHIBIT 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 33-99550 and 333-9180) of Korea Electric Power Corporation (“KEPCO”) of our reports dated May 26, 2007, with respect to (i) the consolidated balance sheets of KEPCO and subsidiaries as of December 31, 2006, and 2005, and the related consolidated statements of income and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and (iii) the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report in Form 20-F of KEPCO.

/s/ KPMG Samjong Accounting Corp.

Seoul, Korea

June 28, 2007